Exhibit 10.31

Stephen A. Spearman, Ph.D., MBA
Executive Vice President
Chief Operating Officer, Pharmacopeia Labor

March 21, 2003

Simon M. Tomlinson

Dear Simon:

We are pleased to offer you the following opportunity within Pharmacopeia Inc. It is our most sincere hope that you will choose to join our organization, as it is our belief that you possess the ability to make a significant contribution toward our future growth and innovation. The following will confirm the terms of our offer of employment to you.

Position/Location: You will assume the position of Senior Vice President, Business Development, Pharmacopeia Drug Discovery, Inc. based in our Princeton, NJ headquarters and in this position will report directly to me. As a Senior Vice President, you will be a member of the Pharmacopeia Drug Discovery management team.

Compensation: Your compensation in the above position will include an annual base salary of $200,000.00, paid semi-monthly at the rate of $8,333.33 per pay period. Our next salary review date is March 1, 2004. Effective upon your hire, you will participate in our annual management incentive program and will be eligible to earn at target an additional 25% of your base salary based upon the achievement of corporate and individual objectives. For 2003, this will be prorated for the number of months you are employed by the Company.

Starting Bonus: As soon as practicable, but in no event later than thirty (30) days after the commencement of your employment with Pharmacopeia, you will receive a starting bonus of Twelve Thousand Five Hundred Dollars ($12,500.00).

Employment and Benefits: As a US employee of Pharmacopeia Inc., you will participate in our comprehensive employee benefits package. We are committed to maintaining a competitive position in the employment marketplace and in doing so make available to you the standard employee benefits package provided to US-based employees. This will include, but is not limited to, health, disability, and life insurance; participation in our 401(k) retirement plan; vacation benefits, and participation in both our stock option and stock purchase plans. Additionally, you will be eligible to participate in our Executive Life, LTD and Deferred Compensation plans. Please find a complete summary of our benefits enclosed for your review.

Relocation Terms: Pharmacopeia Inc. will agree to pay for reasonable and customary expenses associated with your relocation to the Princeton area. Relocation expenses can include the following:

•                  House hunting trips for you and your family

•                  Packing, moving and storage of your household goods

•                  Temporary housing expenses of up to 6 months

•                  Closing costs associated with the sale of your home

•                  Closing costs associated with the purchase of a home near corporate headquarters

•                  Travel expenses associated with the aforementioned

•                  Non-reoccurring, one-time expenses (automobile registration, utility connection charges etc.)

Pharmacopeia Inc. • P.O. Box5350 • Princeton, New Jersey 08543-5350

609/452-3651 • spearman@pharmacop.com • 609/919-3863 (Fax)

Scan038, March 17, 2006.max

Upon your acceptance of this offer, we will establish a budget to cover these costs under which all expenditures must be approved in advance.

Should you voluntarily terminate your employment with the company prior to 1 year from the date of your relocation, you will agree to repay to the company all monies paid to you or on your behalf in association with your relocation.

House Purchase Assistance: Should you purchase a residence in the Princeton, New Jersey area, before March 1, 2004, the Company will pre-pay your prorated 2003 target bonus of Thirty seven thousand five hundred dollars ($37,500) one week prior to the closing date for the purchase of your new residence, so that you may apply it to the down payment. If such prepayment does occur, you will not be eligible for any other bonus for 2003. In the event such residence is not purchased prior to March 1, 2004, your prorated bonus for 2003 will be determined in accordance with, and subject to the limitation of the Bonus Plan applicable to other Senior Executives of Pharmacopeia Drug Discovery, Inc.

Incentive Stock Option Grant: Upon joining the Company, management will recommend to the Board of Directors that you be given the opportunity to receive an option for 30,000 shares of common stock pursuant to the terms of the Incentive Stock Plan. Any offer of options is subject to the written approval of the Company’s Board of Directors and such standard conditions as the Board may impose. The options will vest over a 4-year period, 25% at the end of the first year and monthly thereafter. These options will be priced at the market close price as of your first day of employment with us.

Vacation: You will be eligible for four weeks vacation, prorated in 2003 for the number of months you are employed by the Company.

Confidentiality: Due to the nature of your responsibilities, you will be required to execute the Company’s Invention and Non-Disclosure Agreement upon commencement of your employment with Pharmacopeia Inc.

Consideration and Response Times: We would appreciate a response to this offer no later than March 31, 2003.

Severance: The Company will provide you with not less than ninety (90) days notice prior to any involuntary termination of your employment, without “cause”, by the Company. In the event of such termination you will receive a severance payment equal to three months of your then current base salary.

Start Date: We will mutually agree to a start date and propose it to be no later than April 15, 2003.

This letter supersedes any prior or contrary representations that may have been made by Pharmacopeia Inc. Upon acceptance of this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and me. This offer is subject to satisfactory documentation with respect to your identification and right to work in the United States. Please sign and return one copy of the letter.

We look forward to your participation as a member of the Pharmacopeia Drug Discovery team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Signed and agreed by:	On Behalf of Pharmacopeia Drug Discovery, Inc.

/s/ Simon M. Tomlinson	/s/ Stephen A. Spearman
Simon M. Tomlinson	Stephen A. Spearman
Executive Vice President & COO
3/28/03